UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                FORM 12B-25

                                                              SEC FILE NUMBER
                      NOTIFICATION OF LATE FILING                  0-20854
                                                               CUSIP NUMBER
                                                                71819M 10 3

(Check One): (  ) Form 10-K  (  ) Form 20-F  (  ) Form 11-K   (X) Form 10-Q
             (  ) Form N-SAR

     For Period Ended: March 31, 1998
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR For the Transition Period Ended:


            Read Instruction (on back page) Before Preparing Form. Please Print or Type.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I - REGISTRANT INFORMATION


Philip Services Corp.
______________________________________________________________________
Full Name of Registrant


Philip Environmental Inc.
_____________________________________________________________________
Former Name if Applicable


100 King Street West
_____________________________________________________________________
Address of Principal Executive Office (Street and Number)


Hamilton, Ontario, Canada L8N 4J6
_____________________________________________________________________
City, State and Zip Code


PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b- 25(b), the following should be completed. (Check box if appropriate)

      |X|   (a)   The reasons described in reasonable detail in Part
                  III of this form could not be eliminated without
                  unreasonable effort or expense;
      |X|   (b)   The subject annual report, semi-annual report, transition
                  report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or
                  portion thereof, will be filed on or before the fifteenth
                  calendar day following the prescribed due date; or the
                  subject quarterly report or transition report on Form
                  10-Q, or portion thereof will be filed on or before the
                  fifth calendar day following the prescribed due date; and
      |_|   (c)   The accountant's statement or other exhibit required
                  by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed).

            On April 23, 1998, the Registrant announced that, together with its auditors Deloitte & Touche, it had determined that its financial statements for the fiscal year ended December 31, 1997, previously filed with the Securities and Exchange Commission (the "Commission") in its Annual Report on Form 10-K, did not properly reflect the results of transactions in the Registrant's copper operations. The Registrant and Deloitte & Touche completed their examination of this matter on May 14, 1998, after which time the Registrant filed its amended Form 10-K with the Commission. Given that such examination was not completed until the day before the due date of the Registrant's Report on Form 10-Q for the three months ended March 31, 1998 (the "Form 10-Q"), the Form 10-Q could not be filed on May 15, 1998 without unreasonable effort. As indicated in Part II, above, the Form 10-Q will be filed on or before the fifth calendar day following the prescribed due date.


PART IV - OTHER INFORMATION

(1) Name and telephone numbers of person to contact in regard to this notification

                  Colin Soule             (905) 521-1600
      _______________________________________________________________
                  (Name)                  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |X| Yes |_| No
      ________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

      _________________________________________________________________

                          Philip Services Corp.
                ___________________________________________
                (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  May 18, 1998                    By  /s/ Colin Soule
     ______________________________      ___________________
                                         Name:  Colin Soule
                                         Title: Executive Vice President,
                                                General Counsel
                                                and Corporate Secretary


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.